Investor Contact:	Media Contact:
James T. Glover SVP, Operations & CFO Anadys Pharmaceuticals, Inc. (858) 530-3763 jglover@anadyspharma.com	Ian Stone or David Schull Russo Partners, LLC (619) 814-3510 ian.stone@russopartnersllc.com david.schull@russopartnersllc.com

ANADYS PHARMACEUTICALS REPORTS FOURTH QUARTER
AND YEAR-END 2007 FINANCIAL RESULTS AND HIGHLIGHTS

San Diego, February 20, 2008 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS), a biopharmaceutical company dedicated to improving patient care by developing novel medicines in the areas of hepatitis C and oncology, today reported its financial results and highlights for the fourth quarter and year ended December 31, 2007.

“In the fourth quarter we continued to advance our two development programs,” said Steve Worland, Ph.D., President and Chief Executive Officer of Anadys. “Our IND for ANA773, an oral toll-like receptor 7 (TLR7) agonist prodrug for the treatment of cancer, was accepted by the FDA and we initiated a Phase I clinical trial to be conducted in patients with advanced solid tumors. We continued preclinical studies for ANA598, our non-nucleoside polymerase inhibitor for the treatment of hepatitis C, and remain on track to file the IND for this compound in the second quarter of 2008.” Commenting on the outlook for 2008 and the impact of the Company’s strategic restructuring undertaken in mid-2007, Dr. Worland added, “In the coming year we expect the cost savings from our restructuring will largely offset the increased development expenses for ANA598 and ANA773, resulting in planned cash utilization in 2008 approximately the same as in 2007.”

Financial Results

The Company had revenues of $0.2 million for the fourth quarter of 2007, compared to $1.2 million for the fourth quarter of 2006. Revenues for the quarter ended December 31, 2007 were derived from the successful completion of our screening collaboration with Aphoenix, Inc. Revenues for the quarter ended December 31, 2006, were primarily derived from the amortization of an upfront payment and milestone payment previously received under our former collaboration with Novartis for the development of ANA975, which was discontinued in 2007.

Research and development expenses were $6.9 million for the fourth quarter of 2007 compared to $6.4 million for the fourth quarter of 2006. The $0.5 million increase was primarily due to an increase in external preclinical development costs for ANA598 and ANA773. The increase was partially offset by a decrease in development costs associated with ANA975 and cost savings associated with our restructuring.

General and administrative expenses were $1.8 million for the fourth quarter of 2007 compared to $3.5 million for the fourth quarter of 2006. The $1.7 million decrease is primarily due to a decrease in share-based compensation expense and, to a lesser extent, a decrease in personnel expenses.

Operating expenses were $8.8 million for the fourth quarter of 2007, compared to $9.9 million for the fourth quarter of 2006. Included as a component of Anadys’ operating expenses was non-cash share-based expense of $0.6 million and $2.2 million for the three months ended December 31, 2007 and 2006, respectively.

Net loss was $7.8 million for the fourth quarter of 2007, compared to a net loss of $7.6 million for the fourth quarter of 2006. Basic and diluted net loss per common share was $0.27 in the fourth quarter of 2007 and 2006. Non-cash share-based expense resulted in a $0.02 and $0.08 decrease in basic and diluted net loss per share for the three months ended December 31, 2007 and 2006, respectively.

Revenues for the twelve months ended December 31, 2007 were $24.1 million compared to $5.4 million in 2006. Revenues for the twelve months ended December 31, 2007 were primarily attributable to the recognition of the remainder of the $20 million up-front payment and the $10 million IND milestone payment, each of which were received from Novartis in 2005. For the twelve months ended December 31, 2007, Anadys reported a net loss of $9.2 million compared to a net loss of $26.8 million for the prior year. The reduction in Anadys’ cumulative operating losses for the twelve months ended December 31, 2007 compared to the same period in 2006 was almost entirely attributable to the termination of the ANA975 development program and the resulting recognition of deferred revenue from payments previously received from Novartis. Included as a component of net loss for the fourth quarter of 2007 were severance related costs of $0.9 million associated with our restructuring. Basic and diluted net loss per common share was $0.32 for the twelve months ended December 31, 2007, compared to $0.94 for the same period in 2006.

As of December 31, 2007, the Company’s cash, cash equivalents and securities available-for-sale totaled $56.5 million.

2007 Highlights

•	IND Accepted for ANA773. During the third quarter, Anadys filed an Investigational New Drug Application (IND) to commence the clinical investigation of ANA773 in cancer patients. The Food and Drug Administration accepted the IND, and Anadys initiated a Phase I clinical trial and is currently screening patients. ANA773 is a novel oral prodrug of a TLR7 agonist. Pharmacology studies have shown that ANA773 can elicit desired immune responses and that components of the response can be modulated by both dose and schedule of administration.

•	Nomination of ANA598 as a Candidate for Clinical Development. In June, Anadys selected ANA598 as a clinical development candidate from its non-nucleoside NS5B hepatitis C polymerase inhibitor program. The selection of ANA598 represented the culmination of a comprehensive structure-based drug design program directed towards NS5B. ANA598 was selected based on an optimized balance of preclinical properties, including intrinsic potency as an NS5B inhibitor, cellular activity in the hepatitis C replicon assay, oral bioavailability and early indicators of safety and tolerability.

•	Appointment of Steve Worland, Ph.D. as President and CEO. In August, Steve Worland, Ph.D. was appointed President and Chief Executive Officer and as a member of the Company’s Board of Directors. Dr. Worland joined Anadys in March 2001 as Chief Scientific Officer and most recently served as President, Pharmaceuticals. Prior to joining the Company, Dr. Worland was Vice President, Head of Antiviral Research, at Agouron Pharmaceuticals, a Pfizer Company and was also a Vice President at Warner-Lambert prior to its acquisition by Pfizer.

•	Presentation of Data on ANA598. Anadys presented preclinical data on ANA598 in September at the 14th International Symposium on Hepatitis C Virus and Related Viruses. The report characterized the favorable antiviral, metabolic, pharmacokinetic and preliminary toxicological properties that supported the decision to advance ANA598 to IND enabling studies. Subsequently, Anadys announced positive preliminary data from two studies of ANA598 in a primate model of chronic HCV infection. The data further support the development of ANA598.

•	Presentation of Data on ANA773. Anadys presented preclinical data on ANA773 in October at the AACR-NCI-EORTC meeting. The data showed that the activation of TLR7 by the biologically active metabolite of ANA773 initiates a cascade of immune stimulatory events that has the potential to mediate anti-tumor activity by the induction of cytolytic activity by CD8 T cells against tumor cells and cytolytic activity of NK cells against tumor cells directly or through antibody-dependent cellular cytotoxicity (ADCC). Anadys also demonstrated that the immunostimulatory responses can be modulated by schedule of administration. Earlier in the year, data were presented at the AACR meeting that showed ANA773 and its active metabolite stimulate secretion of interferon alpha and other cytokines and enhance rituximab mediated ADCC against transformed B cells.

•	Discontinuation of ANA975 Development and Strategic Restructuring of Company. In July, Anadys announced that it and its collaborator Novartis had decided to discontinue the development of ANA975, a phase Ib compound for the treatment of HCV infection. Following this decision, Anadys effected a strategic restructuring to focus its resources on the development of ANA598 and ANA773, two wholly-owned development stage product candidates. Included within this restructuring were the decisions to discontinue further development (being undertaken in collaboration with LG Life Sciences (LGLS)) of ANA380, a nucleotide analog for the treatment of hepatitis B virus (HBV) infection, halt work on early discovery projects, and effect an immediate reduction in force of approximately one-third of the Company’s employees. Subsequently, Anadys entered into mutual termination agreements with both Novartis and LGLS, concluding those collaborations.

Webcast of Conference Call

Anadys will host a conference call at 5:00 p.m. EST today to discuss its fourth quarter and year-end financial results and the status of its development programs. A live webcast of the call will be available online at www.anadyspharma.com. A telephone replay will also be available approximately one hour after completion of the call. To access the telephone replay, dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 63692537. The webcast and telephone replay will be available through March 5, 2008.

About Anadys

Anadys Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to improving patient care by developing novel medicines in the areas of hepatitis C and oncology. The Company is developing ANA598, a small-molecule, non-nucleoside inhibitor of the NS5B polymerase for the treatment of chronic hepatitis C and ANA773, an oral TLR7 agonist prodrug for cancer.

Safe Harbor Statement

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to the expected timing and planned development activities for ANA598 and ANA773, Anadys’ expected cash utilization during 2008, the anticipated future clinical benefits of ANA598 and ANA773, and the ability to modulate immunostimulatory responses to ANA773 by schedule of administration and develop ANA773 as an anti-cancer agent. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. For example, the results of preclinical studies may not be predictive of future results, and Anadys cannot provide any assurances that ANA598 or ANA773 will not have unforeseen safety issues, will have favorable results in future clinical trials or will receive regulatory approval. In addition, Anadys’ results may be affected by competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to successfully develop and market products, difficulties or delays in its preclinical studies or clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments involving future products and its ability to obtain additional funding to support its operations. Risk factors that may cause actual results to differ are more fully discussed in Anadys’ SEC filings, including Anadys’ Form 10-K for the year ended December 31, 2006 and Anadys’ Form 10-Q for the quarter ended September 30, 2007. All forward-looking statements are qualified in their entirety by this cautionary statement. Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Condensed Consolidated Financial Statements

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)
(Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenues	$225	$1,151	$24,118	$5,420
Operating expenses
Research and development (1)	6,917	6,441	28,192	25,419
General and administrative	1,847	3,472	8,692	11,308

Total operating expenses (2)	8,764	9,913	36,884	36,727
Interest income and other, net	739	1,144	3,594	4,547

Net loss (2)	$(7,800)	$(7,618)	$(9,172)	$(26,760)

Net loss per share, basic and diluted (2)	$(0.27)	$(0.27)	$(0.32)	$(0.94)

Share used in calculating net loss per share,
basic and diluted	28,674	28,579	28,646	28,512

(1) Includes $36 and ($254) as additional (reduction in) research and development expense, which represents an estimate of the net payable due to (reimbursement by) Novartis of ANA975 research and development costs for the three months ended December 31, 2007 and 2006, respectively. Includes ($478) and ($3,678) as an offset in research and development expense, which represents an estimate of the net reimbursement by Novartis of ANA975 research and development costs for the twelve months ended December 31, 2007 and 2006, respectively.

(2) Includes non-cash operating expenses of $615 and $2,182 determined in accordance with Statement of Financial Accounts Standards No. 123(R), “Share-Based Payment” (SFAS No. 123(R)) or approximately $0.02 and $0.08 effect on basic and diluted net income (loss) per common share for the three months ended December 31, 2007 and 2006, respectively. Research and development expense and general and administrative expense includes $275 and $340 of non-cash operating expenses determined in accordance with SFAS No. 123(R) for the three months ended December 31, 2007. Includes non-cash operating expenses of $4,113 and $7,130 determined in accordance with Financial Accounts Standards Board Statement 123(R), “Share-Based Payment” or approximately $0.14 and $0.25 effect on basic and diluted net loss per common share for the twelve months ended December 31, 2007 and 2006, respectively. Research and development expense and general and administrative expense includes $2,463 and $1,650 of non-cash operating expenses determined in accordance with SFAS No. 123(R) for the twelve months ended December 31, 2007.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
	December 31,	December 31,
	2007	2006
	(Unaudited)	(Audited)
Assets
Cash, cash equivalents and securities available-for-sale	$56,495	$82,149
Other current assets	1,004	2,116
Noncurrent assets	4,027	5,136

Total assets	$61,526	$89,401

Liabilities and Stockholders’ Equity
Current liabilities	$5,415	$9,211
Other long-term liabilities	432	19,865
Stockholders’ equity	55,679	60,325

Total liabilities and stockholders’ equity	$61,526	$89,401